ASSET PURCHASE AND SALE AGREEMENT

      AGREEMENT made this 17 day of February, 2005, by and among Optometrics LLC, a Massachusetts Limited Liability Corporation with an address of 8 Nemco Way, Stony Brook Industrial Park, Ayer, Massachusetts (the "Seller"); Frank Denton ("Denton"), residing at 31 Pond Street, #13, Waltham, Massachusetts 02451, and Laura Lunardo ("Lunardo"), residing at One Bennetts Crossing, Ayer, Massachusetts 01432, and Dynasil Corporation of America, a New Jersey corporation with an address of 385 Cooper Road, West Berlin, NJ 08091 (the "Buyer").

     WHEREAS, the Seller desires to sell substantially all of its assets and business to the Buyer and the Buyer desires to purchase the same upon the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, the parties hereto agree as follows:

                            ARTICLE I

                   PURCHASE AND SALE OF ASSETS

     1.1  Purchase of Assets.

      (a) Seller shall sell and the Buyer shall purchase substantially all of the assets of the Seller, including without limitation those assets set forth below, free and clear of all liens, claims and encumbrances, except as specifically described or set forth herein, all of which shall be collectively referred to herein as the "Purchased Assets":

          (i) All rights, title and interest in and to the optical systems and components business known as Optometrics LLC (the "Subject Business") as currently conducted by the Seller, at the Seller's premises in Ayer, Massachusetts, together with the goodwill of the Subject Business, including without limitation all rights of the Seller in and to the name "Optometrics" and all variations thereof;

          (ii) The inventory of the Seller's products held for sale in the conduct of the Subject Business as of the Closing Date (collectively the "Inventory"), consisting of finished merchandise, raw materials, work in process and supplies, and described on Schedule 1(a)(ii) hereto which shall be updated or supplemented as of the Closing Date;

          (iii) All patents, trademarks, tradenames, registered copyrights and service marks as described and set forth in Schedule 1(a)(iii) attached hereto, as well as all copyrights, trade secrets and the worldwide website, domain name, phone number and other rights used by the Seller in the conduct of the Subject Business;

          (iv) All proprietary processes and formulae and all proprietary technical and other information and/or licenses, franchises, permits, authorizations, agreements and arrangements and other rights to use the foregoing used by the Seller in connection with the Subject Business, as more particularly described in
          Schedule  1(a)(iv)  attached hereto (the  "Intellectual
          Property");

          (v) All of the Seller's machinery, equipment, furniture, fixtures, leasehold improvements, trade fixture supplies, spare parts, hardware, accessories and other tangible property (including, but not limited to, office supplies, computer supplies and tools owned by the Seller and used in the conduct of the Subject Business) including without limitation those items described in Schedule 1(a)(v) attached hereto, other than equipment subject to capital lease/purchase agreements (which will be assigned over to Buyer to the extent allowed by such agreements) (the "Personal Property");

          (vi) All of the Seller's customer and vendor lists, copies of the price lists, forms, historical sales data and other existing financial, accounting and business records, files and data relating to or used or useful in connection with the Subject Business, whether in physical or electronic form, as the customers are more particularly described in Schedule 1(a)(vi) attached hereto ("Customers");

          (vii) All of the Seller's contracts with customers and unfilled customer orders relating to the Subject Business and all deposits and other payments relating thereto, including without limitation those items described in Schedule 1(a)(vii) attached hereto ("Customer Contracts");

          (viii) The full benefit of all warranties and warranty rights (implied, expressed or otherwise) against manufacturers, vendors, suppliers, contractors or other persons to which the Seller is or may be entitled;

          (ix) All prepaid expenses and prepaid corporate taxes, including without limitation, prepaid insurance premiums and prepaid service agreements, including without limitation those items described in Schedule 1(a)(ix) attached hereto ("Prepaid Expenses");

          (x) All rights (except such rights in those insurance policies purchased pursuant to Paragraph 4.4 intended to cover any liability of Seller, Denton and/or Lunardo resulting from claims of any predecessor in interest) and obligations of the Seller in, to and under all contracts, leases, insurance policies and other agreements with third parties relating to or used or useful in connection with the Subject Business, including without limitation those items described in
          Schedule 1(a)(x) attached hereto, but specifically excluding any agreements, instruments or documents relating to items of indebtedness by the Subject Business to Optometrics Holdings LLC or to any of its predecessor businesses (collectively, the "Assumed Agreements");

          (xi) All customer and trade and other accounts receivable and other amounts due or owing to the Seller and arising out of the operation of the Subject
          Business as of the Closing Date, including without limitation those items described in Schedule 1(a)(xi) attached hereto, which Schedule shall be updated and supplemented by the Seller as of the Closing Date (as hereinafter defined)) (the "Receivables");

          (xii) All cash, bank accounts, equity or debt securities, recoverable or prepaid local, state or federal income and/or sales taxes (other than prepaid state and federal income tax on undistributed profits), bonds, deposits, judgments or any other interests to which the Seller is a party or a beneficiary, the location and account numbers of all of which are set forth on Schedule 1(a)(xii); and

          (xiii) All other assets used in connection with the Subject Business, as more fully described in Schedule
          1(a)(xiii).

       (b) Anything in this Agreement to the contrary notwithstanding, the Purchased Assets shall not include the real estate located at 8 Nemco Way, Stony Brook Industrial Park, Ayer, Massachusetts standing in the name of Optometrics Holdings LLC (the "Excluded Assets"). Buyer agrees that, the provisions of
Section 1.1(a)(i) notwithstanding, Lunardo and Denton shall be granted a royalty-free, perpetual right and license to use the name "Optometrics" solely for the purposes of operating the Limited Liability Company "Optometrics Holdings LLC" in its present organization and for its existing purpose and under its existing ownership.

     1.2  Assumption of Liabilities.

      (a) The Buyer agrees to execute and deliver to the Seller at the Closing, an instrument in form and substance reasonably satisfactory to the Seller and its counsel, pursuant to which the Buyer shall assume and shall agree to pay, perform and discharge all of the Seller's obligations and liabilities arising under the Customer Contracts, including, without limitation, accounts payable, other expenses payable (including but not limited to insurance premiums, but excluding all intercompany debt between Seller and Optometrics Holdings LLC as of the Closing Date) and all payroll-related liabilities including payroll taxes incurred by the Seller prior to or as of the Closing Date, all federal, state and local taxes on undistributed profits incurred prior to the Closing Date (net of any previously distributed amounts) and the liabilities otherwise specifically set forth in this Section
1.2. The parties acknowledge and agree that tax liabilities are estimates only until applicable tax returns have been completed and submitted. The liabilities of the Seller that the Buyer has agreed to assume (other than the Assumed Agreements and Customer Contracts) pursuant to this Section 1.2 aggregated approximately $246,000 as of August 31, 2004 and are listed on Schedule 1.2(a) hereto, together with the estimated amounts thereof at the date of this Agreement. Those liabilities are hereinafter sometimes collectively referred to as the "Assumed Liabilities".

      (b)   In  addition to the Assumed Liabilities described  in
Section 1.2(a), the Buyer shall assume (if so allowed by the lender) or agree to pay off up to the aggregate amount of $375,000 in borrowings by the Seller under (i) a Line of Credit Note with a face value of $350,000 held by Citizens Bank of Massachusetts; and (ii) a Term Note with a face value of $350,000 held by Citizens Bank of Massachusetts. The Buyer agrees that it will undertake commercially reasonable efforts to remove or obtain the release of Denton and Lunardo as personal guarantors of such debt, including, but not limited to, providing the Buyer's guaranty if required by Citizens Bank of Massachusetts ("Citizens").

     (c) In addition to the Assumed Liabilities, the Buyer shall assume up to the aggregate amount of $32,500 in obligations under the capital lease/purchase agreements (which will be assigned over to Buyer to the extent allowed by such agreements) listed on
Schedule 1.2(c) attached hereto from the Closing Date.

      (d) Buyer will not assume or be responsible for any of the following liabilities, obligations, undertakings or commitments of the Seller, Denton or Lunardo, whether or not arising out of or relating to the Subject Business for any dates or time periods prior to the Closing Date, or any claims or demands based thereon or attributable thereto (whether accrued, absolute or contingent, whether known or unknown and regardless of the terms thereof or manner of assertion) and all such liabilities, obligations, undertakings and commitments and all such claims and demands shall remain the sole obligation and responsibility of Seller:

      (i) United States, foreign, state or local income or similar taxes applicable to, imposed upon or arising out of the transfer to the Buyer of the Assets, assumption by the Buyer of the Assumed Liabilities under this Agreement or for distributions of Seller's profits prior to or on the Closing Date except to the extent set forth in Section 1.10.

      (ii) Liabilities, costs, obligations or expenses of the Seller incurred in connection with this Agreement and the transactions contemplated herein;

     (iii) Except as provided in Section 5.1 of this Agreement, liabilities resulting from any claim of violation of any employment-related statute, law, or regulation or any employment agreement, incentive compensation or bonus plan, collective bargaining agreement, employee benefit plan, or pension plan (other than as accrued in the Financial Statements) by Seller, Denton or Lunardo occurring prior to the Closing Date;

      (iv) Liabilities or obligations arising out of or with respect to the discharge or termination of any employee by Seller at any time prior to the Closing Date, or any liabilities and obligations relating to employee compensation, payroll deductions and payroll taxes for any time periods prior to the Closing Date other than to the extent accrued or reserved for on the Financial Statements referred to in Section 2.7 of this Agreement;

      (v) Liabilities to any member, director, officer, employee of the Seller or any affiliate or related party of any of them for money borrowed, advances under any note, loan or similar obligation made prior to the Closing Date;

     (vi) Liability or other claims of any description whatsoever relating to any services rendered or goods sold by, with respect to or on account of, the Seller or the Subject Business prior to the Closing, including without limitation, any warranty, product liability or similar claim, other than to the extent insured against by the Seller or to the extent that any such liability or claims do not exceed by the amount of Five Thousand Dollars (U.S. $5,000.00) or more the amount accrued or reserved for on the Financial Statements referred to in Section 2.7 of this Agreement; provided that any such liability or claim results in direct financial loss to Buyer (solely by way of example, where a warranty claim results in a direct payment to a customer and not where the product is corrected, substituted for another or replacement product, credited against future purchases, or where the product is returned and resold).

      (vii)      Liability  arising out of any violation  or  any
alleged  violation  by  Seller  prior  to  the  Closing  of   any
applicable laws, rules or regulations;

      (vii) Except to the extent set forth in Section 1.10 of this Agreement with respect to undistributed profits, liabilities and obligations for federal, state, local, foreign and other governmental taxes imposed on or with respect to the gross or net income of Seller for all periods ended or ending on or prior to the Closing;

      (viii) Except to the extent set forth in Section 2.14 of this Agreement, liabilities arising out of the Seller's breach, occurring and known to the Seller, Denton or Lunardo, prior to the Closing of the terms of any contracts;

     (ix) Liabilities under any bulk sale or similar law, rule or regulation for the benefit of trade or commercial creditors of the Seller or the Subject Business;

      (x)   Except  to  the extent set forth  elsewhere  in  this
Section 1.2, liabilities, debts or obligations of the Seller or the Subject Business for money borrowed under any loan, line of credit or lending facility (whether secured or unsecured, or currently outstanding), any note, loan agreement, security agreement, mortgage, deed of trust or other agreement, document or instrument to which Seller is a party or by which it, the Subject Business or the Assets are bound or encumbered other than as set forth in Schedule 2.9;

      (e)   In  addition to the Assumed Liabilities described  in
Section 1.2(a), subject to the continuing accuracy and completeness in all material respects of the statements and representations made to the Buyer by Denton and Lunardo with respect thereto, the Buyer shall assume all liability, cost and expense of or accruing to the Seller, Optometrics Holdings, LLC, Denton and Lunardo arising under, related to or in connection with the lawsuit entitled McPherson, Inc. v. Optometrics, LLC, C.A. No.: MICV2004-04412.

      1.3 Closing. The Closing of the transactions contemplated by this Agreement (the "Closing") shall be held at 10:00 a.m. on March 8, 2005 (the "Closing Date") at the offices of Davis, Malm & D'Agostine, P.C., One Boston Place, 37th Floor, Boston, Massachusetts 02108, or at such other place, date or time as may be agreed to in writing by the parties. Anything herein to the contrary notwithstanding, either the Seller or the Buyer may unilaterally extend the scheduled Closing Date for up to an additional 30 days upon written notice to the other party, but in no event shall the Closing Date be extended past April 8, 2005 without the agreement in writing of the Seller and the Buyer.

      1.4 Deposit. As a deposit against its failure to perform its obligations hereunder, upon the execution hereof, Buyer shall deliver to Denton and Lunardo, a check payable jointly to them in the amount of Twenty-Five Thousand Dollars ($25,000) (the "Deposit") which they will deposit into an insured bank account. If the transactions contemplated by this Agreement are consummated, the amount of the Deposit, together with any interest earned thereon, will be credited toward the Purchase Price (as hereafter defined) due to Denton and Lunardo pursuant to Section 1.6 hereof. If the Seller, Denton or Lunardo fail to satisfy the conditions set forth in Article VI (excluding Paragraph 6.7, but including Paragraph 6.8 (but only to the extent, with regard to Paragraph 6.8, that Buyer's due diligence investigation reveals a past or current practice on the part of Sellers that is illegal or a fact or circumstance that would be materially adverse and would cause a reasonable person in the position of Buyer to terminate this Agreement)), or this Agreement is terminated pursuant to Sections 9.1(a) or 9.1(c)(i), the Deposit, together with any interest earned thereon, will be refunded by Denton and Lunardo to Buyer. If the Buyer fails to satisfy the conditions set forth in Article VII or if this Agreement is terminated pursuant to Section 9.1(d) or (e), or as otherwise set forth herein, the Deposit, together with any interest earned thereon, shall be retained by Denton and Lunardo.

      1.5 Transactions at Closing. At the Closing, the Buyer will deliver to the Seller the consideration payable in accordance with the provisions of Section 1.6 below in addition to any other instruments or documents referred to herein. In addition, the Seller shall deliver to the Buyer, bills of sale, and such other instruments in form reasonably satisfactory to the Buyer, as shall be required to transfer title to the Purchased Assets, as of the Closing Date.

      1.6 Payment of Purchase Price. In consideration for the sale and transfer of the Assets by Seller to Buyer, Buyer will, on the Closing Date, pay Denton or Lunardo, as follows (the
"Purchase Price"):

           (a) An amount equal to Seven Hundred Thousand Dollars ($700,000) shall be paid by the Buyer at the Closing by bank, cashiers' or certified checks, with payments to be made as follows: (i) Three Hundred Fifty Thousand Dollars ($350,000) will be paid to Denton; and (ii) Three Hundred Fifty Thousand Dollars ($350,000) will be paid to Lunardo; and

          (b) Buyer shall transfer or cause to be transferred to Sellers as of the Closing shares of the common stock of Dynasil Corporation of America, as follows: (i) One Hundred Fifty Thousand (150,000) of such shares shall be transferred to Denton; and (ii) One Hundred Fifty Thousand (150,000) of such shares shall be transferred to Lunardo.

     1.7 Lease of Premises. As part of the consideration to be paid by the Buyer to the Seller hereunder, Buyer will enter into a Commercial Lease Agreement with Optometrics Holdings LLC, leasing the premises at 8 Nemco Way, Ayer, Massachusetts for the term and rental rate and upon the terms and conditions of the Commercial Lease Agreement set forth in Exhibit B attached hereto.

     1.8 Employment Agreements. As part of the consideration to be paid by the Buyer to the Seller hereunder, Buyer will enter into employment agreements with Denton and Lunardo in the form attached hereto as Exhibit D.

     1.9 Allocation of Purchase Price. The allocation of the amounts paid by Buyer to Seller in consideration of the sale and transfer of the Purchased Assets by Seller to Buyer shall be as set forth in Schedule 1.9 attached hereto. Buyer and Seller agree: (a) to report the sale of the Purchased Assets for federal and state tax purposes in accordance with the allocation so stipulated; and (b) not to take any position inconsistent with such allocation on any of their respective tax returns.

     1.10 Post Closing Adjustment for Tax Distribution. The parties contemplate that prior to the Closing, the Seller will distribute to Denton and Lunardo cash amounts that are estimated to be sufficient to enable Denton and Lunardo to pay the income taxes on the Seller's undistributed profits for the 2004 tax year (to the extent, but only to the extent, such amounts have not already been distributed prior to the date hereof). Denton and Lunardo, on the one hand, and the Buyer, on the other hand, agree that on or before May 1, 2005, Lunardo will determine the amount of Denton and Lunardo's tax liability on the Seller's undistributed profits for tax year 2004 and will provide to Buyer completed tax returns for Denton and Lunardo showing tax liability both before and after application of the undistributed profits. Denton and Lunardo agree that, not later than May 15, 2005, they will promptly pay to the Buyer the amount by which the amount of cash distributed exceeded their income tax liability for 2004 and the Seller agrees that, not later than May 15, 2005, it will promptly pay to Denton and Lunardo the amount by which the amount distributed was less than their income tax liability for 2004. Denton and Lunardo, on the one hand, and the Buyer, on the other hand, agree that on or before May 1, 2006, Lunardo will determine the amount of Denton and Lunardo's tax liability on the Seller's undistributed profits for 2005 through the Closing and will provide to Buyer completed tax returns for Denton and Lunardo showing that tax liability both before and after application of the undistributed profits. Seller agrees that, not later than May 15, 2006, it will promptly pay to Denton and Lunardo an amount sufficient to enable Denton and Lunardo to pay the income taxes on Seller's undistributed profits through the Closing for 2005 and for that tax year.


                           ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER, DENTON AND LUNARDO

     2.1 Date of Representations and Warranties. As of the date of this Agreement and as of the Closing, the Seller makes the representations and warranties contained in this Article II. The representations and warranties of the Seller set forth in this
Article II shall be subject to and qualified by any information disclosed in the corresponding section of the disclosure schedules attached hereto and made a part hereof (collectively, the "Disclosure Schedules") prepared by Seller and delivered to Buyer prior to the execution and delivery of this Agreement. The representations set forth in this Article II shall survive the Closing and the transactions contemplated hereby.

     2.2 Organization and Qualification of the Seller. The Seller is a Limited Liability Corporation duly organized validly existing and in good standing under the laws of the Commonwealth of Massachusetts with full power and authority to own or lease its properties, conduct its business in the manner and in the place where such properties are owned or leased or such business is currently conducted and perform and discharge all of its obligations and liabilities, including those arising under this Agreement. The Seller is qualified to transact business in the Commonwealth of Massachusetts and in all other jurisdictions in which the nature of its business as presently conducted requires such qualification, except where the failure to qualify will not have a material adverse effect on the Subject Business.

     2.3 Binding Effect. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

     2.4 Ownership of Assets. Immediately after the Closing, the Buyer will own the Purchased Assets outright, as the sole owner with the free right to the use, ownership and enjoyment of same with good and marketable title subject to no liens, mortgages, claims, charges or other encumbrances, except those created or assumed by the Buyer.

     2.5 Consents and Authorizations. Seller is not required to obtain any authorization, consent or approval from, or file any notice, report or other filing (other than a Change of Name filing as required herein) with, any governmental or regulatory authority or other person in connection with this Agreement or the consummation of the transactions contemplated by this Agreement which has not been obtained.

     2.6 No Violation. Except as set forth in Schedule 2.6, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement, will not result in or give rise to (i) any violation of any provision of the Certificate of Organization or Formation, Operating Agreement or any other charter, organizational or similar document or agreement of Seller; (ii) any default (or event which with notice or passage of time or both would constitute a default) or acceleration of any obligation under any indenture, trust, deed, loan agreement or other instrument relating to or evidencing indebtedness for monies borrowed by or credit available to Seller (provided that the parties have cooperated in good faith to fulfill all requirements of the loan instruments issued by Citizens, including but not limited to, notice requirements), (iii) any violation of any provision of any material lease, court order, arbitration award, judgment or decree to which Seller is a party or by which Seller, or its property is bound, (iv) a default (or event which with notice or passage of time or both would constitute a default) under or the acceleration of any obligation under any material contract, agreement, instrument or obligation relating to the Subject Business to which Seller is a party, other than those contracts, instruments or agreements which are not assignable or transferable. For purposes of this Section 2.6, the parties agree that defaults that would result in a payment of less than three percent (3%) of the Seller's current assets at the date hereof are not "material" for purposes of subparagraph
(iv) hereof.

     2.7 Financial Statements. Seller will make available a true and correct copy of the audited financial statements of Seller as of December 31, 2004, when available, and the unaudited financial statements of Seller as of August 31, 2004, December 31, 2003 and 2002 (the "Financial Statements"), the latter two of which have been reviewed by Belanger & Company, P.C., as indicated in their report with respect thereto. Except as reflected in the notes thereto, the Financial Statements were prepared by Seller in accordance with generally accepted accounting principles, consistently applied, are materially true and correct and fairly present the financial condition of the Company as of the dates indicated and the results of the operations for the periods then ended. Seller will make available to Buyer and Buyer's representatives all work papers, ledgers, journals and books of account used in the preparation of the Financial Statements.

     2.8 Undisclosed Liabilities. Except as set forth in the Financial Statements (including the notes thereto), there are no liabilities of the Seller, whether accrued, absolute, contingent or otherwise, that are required to be set forth or described in the Financial Statements in accordance with generally accepted accounting principles. Further, there are no such liabilities that have occurred since August 31, 2004, none of which has had a material adverse effect on the Subject Business or the financial condition, operating results of the Subject Business or the Seller. As of the date hereof, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, of which Seller has actual knowledge which could reasonably  be  expected to give rise to  any  such  liabilities, except in the normal course of the Subject Business and consistent with its past practices.

     2.9 Title to Assets. Seller has good, valid and marketable title and owns outright all of the Assets free and clear of any claims, liens, encumbrances or charge except as set forth in Schedules 1.2(c) and 2.9 attached hereto.

     2.10 Accounts Receivable. The accounts receivable shown in the Financial Statements and those arising since August 31, 2004 are valid receivables that arose entirely in the ordinary course of the Subject Business and, except to the extent of reserves or accruals reflected on the Financial Statements that the Seller believes are adequate and consistent with the Seller's past practices and historical experience, are collectible in the ordinary course of the Subject Business.

     2.11 Equipment. All equipment included among the Purchased Assets is in good operating condition and repair, subject only to ordinary wear and tear, and, except as may require replacement in the normal course, adequate for the current use by the Seller.

     2.12 Inventory. The Inventory is in good condition and salable in the ordinary course of business.

     2.13 Adverse Changes. Since August 31, 2004, there has not been:

     (a) Any material adverse change in the financial condition or operating results of the Seller or any damage, destruction or deterioration, other than ordinary wear and tear, in the physical or operating condition of any of its Assets individually or in the aggregate that has had a material adverse effect on the Subject Business.

     (b) Any mortgage, pledge, lien or encumbrance granted or made upon any of the Assets.

     (c) Any sale, transfer or other disposition of any of the Assets, except in the ordinary course of the Subject Business.

     2.14 Litigation and Claims. Except as set forth on Schedule 2.14, there is no action, suit, proceeding or claim by any person, any investigation by any governmental agency or instrumentality pending or, to the knowledge of the Seller, threatened against or involving Seller. There is no outstanding judgment, order, writ, injunction or decree or, to the knowledge of Seller, application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which the Seller was or is a party or relating to the Subject
Business. Seller has not received any notice, and has no knowledge, of any liability, claim, charge or assessment against Seller or the Purchased Assets relating to or arising out of any
(a) unpaid tax or assessment; (b) employment or collective bargaining agreement; (c) unpaid wages, salaries, overtime or vacation pay, sick leave or any law, rule or regulation relating to employment; (d) any employee benefit plan; (e) law, rule or regulation relating to the environment; (f) patent, trademark, trade secret or other intellectual property; or (g) product warranty or product liability claims.

     2.15 Leases. Seller will make available to the Buyer true and correct copies of each lease pursuant to which real or personal property is occupied or possessed by Seller, and each lease pursuant to which the Seller leases real or personal property to others, in connection with the Subject Business, including the premises occupied by the Seller (collectively, the "Leases"). Neither the Seller nor any other party thereto, is in default of any material provision of any of the Leases.

     2.16 Material Contracts. Seller will make available to the Buyer true and correct copies of all contracts and commitments of Seller relating to the Subject Business (collectively, the "Contracts"), which involve an annual expenditure by Seller of, or under which Seller has become absolutely or contingently liable for, more than $5,000 (collectively, the "Material Contracts"). Seller is not in default of, nor has Seller violated any, material terms under any of the Material Contracts and, to the best of Seller's knowledge, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any Material Contract which individually or in the aggregate would have a material adverse effect upon the financial condition of the Seller or the Subject Business.

     2.17 Insurance Coverage. Seller has maintained in full force and effect the insurance policies covering the Subject Business listed on Schedule 2.17 hereto. In the opinion of the Seller, Denton and Lunardo, those policies are adequate in amount and coverage for the conduct of the Subject Business. All premiums necessary to maintain such insurance policies have been paid or accrued in full and reflected in the Financial Statements. Copies of all such insurance policies will be made available to the Buyer. The foregoing provision shall be subject to the terms of
Section 4.4 herein.

     2.18 Compliance with Laws. Seller has received all necessary authorizations, approvals, licenses, permits and orders of and from all governmental and regulatory officers and bodies that are material to the operation of the Subject Business as it is now being conducted. Seller is in full compliance with all material applicable federal, state or local laws, rules, regulations and administrative orders relating to the Subject Business as it is now conducted, including without limitation, all such laws, rules, regulations, standards and orders relating to protection of the environment, occupational health and safety, except where noncompliance would not have a material adverse effect on the Subject Business. No orders, decrees or mandates of any federal, state or local court or regulatory agency have been entered against Seller, and Seller has not received any citations or notice of violation of any laws, regulations, standards or orders relating to the environment or occupational health and safety, any proposed penalties, or any claim or charges of unfair labor practices, labor discrimination or other unfair labor practices pending before any federal, state or local court or regulatory agency which remain unresolved.

     2.19 Prohibited Payments. Neither the Seller nor any member, officer, director, or employee of the Seller has offered, paid or agreed to pay to any person or entity, including any governmental official, or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of obtaining or maintaining the Subject Business or otherwise affecting the Subject Business or the operations, properties or condition (financial or otherwise) of the Seller and which is or was in violation of any law, rule or regulation, or not properly and correctly recorded or disclosed on the books and records of the Seller.

     2.20 Information Systems. Seller will make available to the Buyer, all available license or other agreements regarding all computer hardware and software programs constituting or forming a part of Seller's management and information or operating systems owned by or under license to Seller and used or useful in the Subject Business (collectively, the "Information Systems"). All of the Information Systems are in executable and useable form, and are owned outright by Seller or available to Seller under valid and enforceable licenses, leases or similar arrangements with the owner thereof, which may be assignable to the Buyer at the Closing. To the knowledge of Seller without investigation, no portion of the Information Systems violates any United States or foreign patent, copyright, trademarks, or trade secrets of any person.

     2.21 Full Disclosure. The representations and warranties of Seller, Denton and Lunardo set forth in this Agreement do not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein, in the circumstances in which they were made, not misleading.

     2.22 Intellectual Property. Schedule 1(a)(iv) sets forth, to the best of Seller's, Denton's and Lunardo's present knowledge, a complete and correct description of all intellectual property owned in whole or in part by Seller (and when owned in part, so indicated in Schedule 1(a)(iv)), licensed by or to Seller, or used by Seller in connection with the Subject Business. Seller represents that: (i) except for royalties paid for the use of software acquired in the ordinary course of business, no person has a right to receive a royalty or similar payment in respect of any intellectual property other than as indicated on Schedule 1(a)(iv); (ii) all known and available licenses granted by or to Seller, or any other known and available agreements to which Seller is a party, relating in whole or in part to any of the intellectual property are listed on Schedule 1(a)(iv); (iii) Seller's use of the intellectual property does not infringe upon or otherwise violate the rights of any third party; (iv) no proceedings have been instituted against or notices received by Seller alleging that such use of its intellectual property infringes upon or otherwise violates any rights of a third party; and (v) except to the extent set forth in Schedule 1(a)(iv), Seller is not, nor will it be as a result of the execution, delivery and performance of this Agreement, in violation of any license or agreement to use any intellectual property unless such license or agreement is not assignable by its terms.

     2.23 Employee Benefit Plans. (a) Schedule 2.23 contains a list of all "employee pension benefit plans" (as defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to as the "Pension Plans"), "employee welfare benefit plans" (as defined in
Section 3(1) of ERISA ), bonus, stock option, stock purchase, deferred compensation plans or arrangements and other employee fringe benefit plans (collectively, the "Benefit Plans") maintained, or contributed to, by Seller for the benefit of any present or former employees of Seller. Each Benefit Plan has been administered in all material respects in accordance with its terms. There are no lawsuits, actions, termination proceedings or other proceedings pending or threatened against or involving any Benefit Plan and there are no investigations by any governmental entity or other claims (except claims for benefits payable in the normal operation of the Benefit Plans) pending or threatened against or involving any Benefit Plan or asserting any rights to benefits under any Benefit Plan. Except as set forth in Schedule 2.23, Seller is not required to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA) for the benefit of any officer or employee of Seller, or has incurred any material withdrawal liability, within the meaning of Section 4201 of ERISA , with respect to any such multi-employer plan, which liability has not been fully paid as of the date hereof.

     2.24 Tax Matters. (a) All Tax Returns required to be filed by or with respect to Seller have been duly and timely filed. All such Tax Returns are true, correct and complete and all Taxes shown as due and payable by or with respect to Seller on such Tax Returns have been paid in full on a timely basis except as set forth in Section 1.10. The charges, accruals, and reserves for Taxes due, or accrued but not yet due, relating to the income, properties or operations of Seller as reflected on the Financial Statements and the books of Seller are and will be adequate to cover such Taxes. All Taxes that Seller is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate governmental authorities to the extent due and payable. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by or with respect to Seller, and no extensions of time within which to file a Tax Return have been requested for any Tax Return that has not yet been filed. Seller will not be required to include any adjustment for any Tax period or portion thereof that ends after the Closing Date under Section 481(c) of the Internal Revenue Code (the "Code") (or any similar provision of state, local or foreign law) as a result of a change in method of accounting for a Tax period ending prior to the Closing Date or pursuant to the provisions of any agreement entered into with any taxing authority with regard to the Tax liability of Seller for any Tax period ending prior to the Closing Date. There are no liens for any Tax on the Assets except for liens for Taxes not yet due and payable or liens for Taxes that are being contested in appropriate proceedings and for which adequate reserves have been made as listed in Schedule 2.24 hereto. For purposes of this Agreement, "Tax" (including with correlative meaning the terms "Taxes" and "Taxable") means (a) all foreign, federal, state, local and other taxes, including all income, gross receipts, sales, use, ad valorem, value-added, intangible, unitary, transfer, franchise, license, payroll, employment, estimated, excise, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxes, levies, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (c) any liability for payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person for Taxes and "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

     2.25  Environmental Matters. Except as set forth on Schedule
2.25  or  as described in the environmental report dated  May  6,
2004, a copy of which the Seller will provide to the Buyer, no underground storage tanks and no amount of any substance that has been designated by any governmental authority or applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (other than customary office and janitorial supplies that are properly and safely maintained) (a ''Hazardous Material''), currently exist on any property owned, leased or operated by Seller or are present in amounts that either violate or reasonably could be expected to give rise to liability under applicable laws in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Seller currently owns, occupies or leases. To the best of the Seller's, Denton's and Lunardo's knowledge, Seller has not transported, handled, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in violation of any law in effect prior to or as of the Closing Date, and Seller has not disposed of, transported, stored, handled, sold, or manufactured any product containing a Hazardous Material (collectively, ''Hazardous Material Activities'') in violation of any rule, regulation, treaty or statute promulgated by any governmental authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity. Seller currently holds in full force and effect all material requisite environmental approvals, permits, licenses, clearances and consents (collectively, the "Environmental Permits") for the conduct of the Hazardous Material Activities and its other activities as such activities are currently being conducted. Seller, to the best of its, Denton's and Lunardo's knowledge: (A) is in compliance in all material respects with all terms and conditions of the Environmental Permits and (B) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the laws of all governmental authorities relating to pollution or protection of the environment or human health or safety or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. No action, suit or proceeding is pending or threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Material Activity, and Seller has not received any notice that it is responsible for or potentially responsible for any cleanup or for paying for any clean up of any Hazardous Material.

     2.26 Customers and Suppliers. Schedule 2.26 sets forth lists of Seller's top ten customers and suppliers (in each case, in dollar volume) for the past two fiscal years. No entity listed on
Schedule 2.26 as a top ten customer or supplier for the Seller's most recent fiscal year has terminated, or has indicated that it will terminate its relationship with the Seller or altered, or has indicated that it will alter, such relationship.

     2.27 Employment. Schedule 2.27 sets forth the names, titles and current rates of compensation (whether in the form of salaries, bonuses, commissions or other supplemental compensation now or hereafter payable) of all employees of the Seller. The Seller will make available to the Buyer copies of any employment, severance or other compensation contracts and agreements relating to those employees. The Seller will also make available to the Buyer true, correct and complete copies of all written personnel policies, rules or procedures applicable to those employees. Further, except as set forth in Schedule 2.27, (i) Seller is not aware of any violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, nor has Seller ever been; (ii) no charges with respect to or relating to Seller are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (iii) the Seller has received no notice of the intent of any federal, state or local agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to Seller and no such investigation is in progress; and (iv) no complaints, lawsuits or other proceedings are pending or threatened in any forum by or on behalf of any present or former employee of Seller, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

     2.28 Certain Transactions. Except as set forth in Schedule 2.28, or with regard to occasional advances made against wages or salaries earned, there are no transactions between Seller and any of its members, directors, officers, employees, or the family members or affiliates of any of them.

     2.29 [Intentionally deleted]

     2.30  Location of Purchased Assets. Except as set  forth  on
Schedule 2.30, all of the Purchased Assets are located and used at the Seller's facility in Ayer, Massachusetts, a leased storage facility in Ayer, Massachusetts or at banks, brokerage firms or other financial, depositary or similar institutions under the Seller's name and control.

                           ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF THE BUYER

      3.1 Date of Representations and Warranties. As of the date of this Agreement and as of the Closing, the Buyer makes the representations and warranties contained in this Article III.

      3.2 Organization and Qualification of the Buyer. The Buyer is a corporation duly organized validly existing and in good standing under the laws of New Jersey with full power and authority to own or lease its properties and conduct its business in the manner and in the place where such properties are owned or leased or such business is conducted.

      3.3 Binding Effect. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

      3.4 Government Consent, etc. No consent, approval or authorization of or registration, designation, declaration or filing with any governmental authority on the part of the Buyer is required in connection with the purchase of the Purchased Assets pursuant to this Agreement or the consummation of any other transaction contemplated hereby.

                           ARTICLE IV

                     COVENANTS OF THE SELLER

      Between the date hereof and the Closing, the Seller shall comply with the following covenants:

      4.1 Regular Course of Business. The Seller shall carry on its business in good faith and in the ordinary course substantially in the same manner as heretofore conducted, and will use commercially reasonable efforts to preserve its business organization, preserve the goodwill of the Subject Business and assets, keep available the services of its present officers, agents and employees and preserve the Seller's present relationships with persons having dealings with it.

      4.2 Prohibited Activities. The Seller shall not, without the Buyer's prior written consent: (a) issue, sell or deliver, or agree to issue, sell or deliver, any equity securities of the Seller or other security of the Seller, grant or issue or agree to grant or issue any subscription, option, warrant or other right calling for the issuance thereof or declare or pay any dividend or other distribution on any of them; (b) purchase any shares of capital stock or any other securities of any corporation; (c) make any change in any employee benefit plan, or amend, alter or enter into any compensation arrangement with any officer or employee of the Seller other than in the ordinary course of business (excepting therefrom special 2004 bonus payments aggregating not more than $20,000 for senior management personnel of the Subject Business which shall be implemented prior to the Closing Date); (d) sell, mortgage, pledge or otherwise dispose of or encumber any asset of the Seller or cancel any debt or claim due the Seller other than in the ordinary course of business; (e) merge or consolidate with any other business entity or acquire control of any other business entity or business activity or take any steps incident thereto or in furtherance thereof; (f) make any material alteration in the manner of keeping its books, accounts or records or in the accounting practices therein reflected, except as required by law; (g) effect any change in or agree to change the certificate or articles of organization or formation, operating agreement or any other similar, constituent document or agreement of the Seller; (h) make any capital expenditure or enter into any lease for capital equipment or any commitment to do either other than in the ordinary course of business in excess of $25,000 for any single purchase; (i) fail to timely pay all of its current liabilities and obligations after the date hereof and prior to Closing; (j) change its accounting methods or practices; (k) enter into any contract or commitment, incur any liability or engage in any transaction relating to the Subject Business requiring an expenditure in excess of $25,000, other than in the ordinary course of business and consistent with past practices, or which is reasonably necessary for the consummation of the transactions contemplated by this Agreement; or (l) make any distributions to members or employees, consultants, advisors or agents other than historical salaries, bonuses other than in accordance with its past practices and employee salary or benefit plans (including the senior management special bonus referred to above), and distributions to pay estimated taxes in respect of undistributed 2004 profits of the Seller.

      4.3 Borrowing. The Seller shall not incur, assume or guaranty any indebtedness or other obligation except for existing commercial indebtedness owed to Citizens Bank and normal amounts of trade indebtedness other than as permitted by Section 4.2(h).

      4.4 Insurance. The Seller shall maintain in full force and effect all its present insurance policies as listed on Schedule
2.17 attached hereto (the "Policies"), and shall not take any action which would enable the insurers thereunder to avoid liabilities for claims arising out of occurrences prior to the date of Closing. Prior to the Closing, and at Seller's sole expense, but not in excess of $12,900 in premium expense, Seller may purchase insurance covering any liability of the Seller, Denton and/or Lunardo resulting from claims of any predecessor in interest to the Seller, which insurance, if purchased, shall be included in the Policies referenced herein.

      4.5 Tax Returns. The Seller shall duly and timely file or cause to be filed all tax returns required to be filed for all taxable periods ending on or prior to the Closing. The Seller shall promptly pay all taxes and governmental charges lawfully levied or assessed upon it or its properties for all periods ending on or prior to the Closing, unless contesting the same in good faith and having established reasonable reserves therefor.

     4.6 Compliance with the Laws. The Seller shall duly observe and conform to: (a) the lawful requirements of any governmental authorities relating to any of its properties or to the operation and conduct of its business; and (b) covenants, terms, and conditions upon or under which any of its properties are held.

     4.7 Further Assurances. The Seller agrees to do or to cause to be done such further acts and things as may be reasonably required to carry into effect the purposes of this Agreement or to better assure and confirm in Buyer at Closing full title to the Purchased Assets to be transferred hereunder.

     4.8 Claims, etc. The Seller has notified or will notify the Buyer promptly in writing of any claim, lawsuit, action or proceeding that may be asserted, commenced or threatened (where Seller has knowledge of such threat and has reason to believe that such threat is likely to result in any such action or proceeding) against Seller and affecting in any material respect the Subject Business, or challenging or seeking to enjoin or restrict, or which could be expected to prevent or restrict, the consummation of the transactions contemplated by this Agreement.

      4.9 Access to Information. From and after the date of this Agreement, Seller shall give Buyer, its counsel, accountants and other representatives, full access during Seller's normal business hours, subject to reasonable security measures and reasonable prior notice, to all of the Assets and all books, records, agreements and commitments relating to the Subject Business, and shall furnish or cause to be furnished to Buyer's representatives during such period all such information concerning the Subject Business as the Buyer may reasonably request; provided that the Buyer shall hold all such information in confidence (except that the Buyer may disclose such documents and information as required by law).

     4.10 Action and Consents. The Seller will take all necessary limited liability company actions and use its best efforts to obtain all governmental and other third party consents, approvals, novations, assignments and waivers required to be obtained by Seller for the consummation of the transactions contemplated in this Agreement and the continuation of the Subject Business for a reasonable time period following the Closing. In furtherance of the foregoing, the Buyer and the Seller will jointly cooperate and work together to obtain the foregoing.

      4.11 Exclusivity. Until the earlier to occur of the Closing or the termination of this Agreement, none of the Seller, Denton or Lunardo will (i) solicit, initiate, or encourage the submission of any proposal or offer from any person, firm or entity relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any of the Seller (including any acquisition structured as a merger, consolidation, or share exchange), (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person, firm or entity to do or seek any of the foregoing or
(iii) accept in whole or in part any such proposal or offer.

                            ARTICLE V

                     COVENANTS OF THE BUYER

      5.1 Employees. Prior to Closing, and in furtherance of its covenant set forth in Section 5.2, the Buyer shall offer employment, effective as of the completion of Closing, to all active employees of Seller (collectively, the "Employees") at substantially similar compensation and benefit levels as the Employees received as employees of Seller, with credit for term of service while employed by Seller. Seller shall not be liable for any amount of vacation pay for an Employee that is equal to or less than the amount reserved or accrued therefor by the Seller in the Financial Statements, but shall be liable for all such amounts that exceed such accruals or reserves.

      5.2 Standstill Period. From the Closing Date and for a period of six (6) months thereafter (the "Standstill Period"), and except in the event of a sale of all or substantially all of the assets or controlling interest of Buyer, Buyer agrees that it shall operate the Subject Business in the ordinary course thereof and that without the mutual agreement of Denton and Lunardo, it shall not, nor shall it permit any other entity or individual under its control, directly or indirectly, to: (i) sell all or any substantial part of the assets of the Subject Business other than products of the Subject Business sold in the ordinary course; (ii) make any reductions in personnel other than changes caused by normal attrition or loss of business; (iii) reduce any of the personnel benefits or employee benefit plans currently offered by Seller, or (iv) reduce any wages, salaries, bonus programs or compensation plans or manner or method of payment of compensation to employees of the Subject Business. Further, during the Standstill Period, without the mutual agreement of Denton and Lunardo, Buyer agrees not to substantively change the manner, method or means of producing the products of the Subject Business or the raw materials, sources of raw materials, or vendors or suppliers used in the production thereof. The foregoing notwithstanding, Buyer may use alternate sources of raw materials, vendors or suppliers if the sources, vendors or suppliers used by the Subject Business are unable to deliver the raw materials in a timely manner or in the event Buyer may obtain raw materials of a better quality or at better prices, terms or conditions than those available to the Subject Business. The obligations set forth in this Section 5.2 shall survive the Closing.

     5.3  [Intentionally deleted]

      5.4 Further Assurances. The Buyer agrees to do or to cause to be done such further acts and things as may be reasonably required to carry into effect the purposes of this Agreement.

      5.5 Action and Consents. The Buyer will take all necessary corporate actions and use its best efforts to obtain all governmental and other third party consents, approvals, novations, assignments and waivers required to be obtained by Buyer for the consummation of the transactions contemplated in this Agreement. In furtherance of the foregoing, the Buyer and the Seller will jointly cooperate and work together to obtain the foregoing.

                           ARTICLE VI

           CONDITIONS TO THE OBLIGATIONS OF THE BUYER

      The obligations of the Buyer under this Agreement to consummate the sale of the Purchased Assets and the other transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing, of the following conditions:

     6.1 Representations and Warranties. The representations and warranties contained in Article II hereof shall be true and accurate in all material respects as of the date when made and on and as of the date of Closing.

      6.2 Performance of Covenants. The Seller, Denton and Lunardo shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by any of them prior to or on the Closing Date.

     6.3 Instruments of Transfer. The Seller shall have executed and delivered to the Buyer (i) a General Bill of Sale and Assignment in substantially the form of Exhibit A attached hereto, and (ii) such other bills of sale, assignments and other instruments of transfer and assignment as may be reasonably requested by the Buyer in accordance with the provisions hereof, transferring to the Buyer all of the Seller's right, title and interest in and to the Purchased Assets to be transferred, sold, assigned and conveyed by the Seller to the Buyer pursuant to the provisions of this Agreement.

      6.4 Absence of Changes. There shall not have been any material adverse change or impairment in the assets, financial condition or business of the Seller or the occurrence of any event or advent of any condition that could reasonably be expected to materially impair the ability of the Buyer to conduct the Subject Business on the same basis as it has been conducted prior to the date hereof between the date hereof and the Closing.

      6.5 No Legal Action. Other than as set forth in Schedule 2.14, no action, suit, investigation or other proceeding relating to the transactions contemplated hereby shall have been instituted or threatened before any court or by any governmental body which seeks to restrain, enjoin or modify in any material respect the transactions contemplated hereby, or which seeks material damages or other material relief in connection therewith, and no law, rule or regulation shall have been enacted, issued or promulgated which creates a substantial risk that such transactions may be restrained, modified in a material respect, or adjudged illegal or invalid for any reason.

      6.6 Certificates. Seller, Denton and Lunardo shall have delivered to the Buyer a certificate or certificates, dated as of the Closing, to the effect that their representations and warranties in this Agreement are true and correct in all material respects as of the Closing Date, all of the conditions set forth in this Agreement to be fulfilled by them have been fulfilled and such other matters as the Buyer may reasonably request.

      6.7 Financing. The Buyer shall have obtained or had made available to it financing in an amount and on terms deemed acceptable by it in its sole judgment to enable it to pay the Purchase Price, enable it to fulfill its other obligations under this Agreement and fund its anticipated working capital requirements for the Subject Business for a reasonable period after Closing. In the event the Buyer has been unable to obtain or had made available to it such financing, and as a result thereof, Buyer fails to consummate the purchase of the Purchased Assets hereunder, Seller shall retain, as liquidated damages and not as a penalty, the Deposit which shall be non-refundable and non-returnable.

      6.8 Due Diligence, Documents and Actions Satisfactory. The Buyer shall have completed or obtained to its sole satisfaction all items of due diligence it shall deem necessary or appropriate. Further, any and all opinions, certificates and other documents delivered to Buyer by Seller at or prior to the Closing and all actions to be taken by the Seller, Denton or Lunardo in connection with consummation of the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer. In the event Buyer fails to consummate the purchase of the Purchased Assets hereunder because Buyer's due diligence investigation reveals a past practice on the part of Sellers that is illegal or a fact or circumstance that would be materially adverse and would cause a reasonable person in the position of Buyer to terminate this Agreement, then the Deposit, together with any interest earned thereon, will be refunded by Denton and Lunardo to Buyer. Otherwise, the Deposit, together with any interest earned thereon, shall be retained by Denton and Lunardo as liquidated damages and not as a penalty.


      6.9 Permits, Licenses, Consents and Approvals. The Seller shall have received and delivered to the Seller all permits, licenses, consents or approvals from government authorities or other third parties required to consummate the transactions contemplated by this Agreement.

      6.10 Execution of Employment Agreements. Denton and Lunardo shall have executed and delivered to the Buyer the Employment
Agreements referenced in Section 1.7 hereof.

     6.11 No Increase in Assumed Liabilities. Without the Buyer's consent, the Assumed Liabilities (excluding all 2004 federal, state and local taxes, taxes on undistributed profits, net of any previously distributed amounts) shall not exceed the aggregate amount shown on Schedule 1.2(a) hereto by more than twenty percent (20%).

                           ARTICLE VII

           CONDITIONS TO THE OBLIGATIONS OF THE SELLER

      The obligations of the Seller under this Agreement to consummate the sale of the Purchased Assets and the other transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing, of the following conditions:

     7.1 Representations and Warranties. The representations and warranties of the Buyer contained in Article III hereof shall be true and accurate in all material respects as of the date when made and on the date of Closing.

      7.2 Board Approval. The Buyer shall have received the approval of its Board of Directors to the consummation of the transactions contemplated hereby.

       7.3 Performance of Covenants. The Buyer shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

     7.4 Assumption Agreement. The Buyer shall have executed and delivered to the Seller an instrument of assumption substantially in the form of Exhibit C attached hereto pursuant to which the Seller shall assume the Assumed Liabilities (the "Instrument of Assumption");

      7.5 Payment of Purchase Price. The Buyer shall have paid the Purchase Price due at the Closing, including delivery of the cash portion thereof and delivery of the certificates evidencing the transfer of the shares of common stock of Dynasil Corporation of America to Denton and Lunardo as provided herein.

      7.6 Execution of Lease and Employment Agreements. The Buyer shall have executed and delivered to Optometrics Holdings LLC the Commercial Lease Agreement referenced in Section 1.6 hereof. The Buyer shall also have executed and delivered to Denton and Lunardo the Employment Agreements referenced in
Section 1.7 hereof.

      7.7 Certificates. Buyer shall have delivered to the Seller a certificate or certificates, dated as of the Closing, to the effect that its representations and warranties in this Agreement are true and correct in all material respects as of the Closing Date, all of the conditions set forth in this Agreement to be fulfilled by Seller has been fulfilled and such other matters as the Buyer may reasonably request.

      7.8 Release of Denton and Lunardo as Guarantors. Unless waived in their sole discretion, Denton and Lunardo shall have
(a) been released by Citizens from their personal guarantees of the Seller's indebtedness to Citizens or (b) received such indemnity against liabilities relating to or arising under such indebtedness as they shall reasonably request.

                          ARTICLE VIII

                  SURVIVAL AND INDEMNIFICATION

       8.1 Survival of Warranties. All representations, warranties, agreements, covenants, and obligations set forth herein or in any schedule, certificate or financial statement delivered incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon, shall survive the Closing, and shall not merge into the performance of any obligations hereunder, for a period of two years from Closing.

      8.2 Indemnification by Seller, Denton and Lunardo. Each of the Seller, Denton and Lunardo jointly agree to indemnify the Buyer with respect to any and all claims, losses, liabilities, costs and expenses (including attorney's fees and reimbursable expenses) which may be reasonably incurred by the Buyer arising out of the material inaccuracy of any representation or breach of warranty by any of them herein or in any document, instrument or certificate delivered to the Buyer pursuant to Sections 6.3 or
6.6 or the breach in any material respect by any of them of any covenant or agreement made by them in this Agreement or the Schedules hereto. The amount to be paid by way of indemnity in respect of any such claims, losses, liabilities, costs and expenses shall be such amount as may be necessary to compensate the Buyer for any diminution in the value of or increase in the cost of acquiring, owning, operating or dealing with the Purchased Assets to the extent it arises or results solely from such inaccuracy or breach.

      8.3 Indemnification by the Buyer. The Buyer agrees to indemnify the Seller with respect to any and all claims, losses, liabilities, costs, and expenses (including attorneys' fees and reimbursable expenses) which may be reasonably incurred by the Seller arising out of the inaccuracy of any representations or breach of warranties of the Buyer or the breach by the Buyer of any of its covenants or agreements made in this Agreement or any document or instrument delivered by it in connection with the transactions contemplated hereby.

     8.4 Limitation on Indemnification; Offset. Notwithstanding the foregoing, the right of any indemnitee to indemnification hereunder shall not apply except to the extent that all such claims exceed $50,000 in the aggregate; provided however, that the maximum aggregate liability hereunder for all claims against any indemnitor shall not exceed an aggregate of Nine Hundred Thousand Dollars ($900,000). As regards the indemnification obligations hereunder of the Seller, Denton and Lunardo, the first Seven Hundred Thousand Dollars ($700,000) of such obligation shall be payable jointly by Denton and Lunardo, provided, however, that, at its sole option, the Buyer may reduce the monthly amounts payable by it as rent under the Commercial Lease Agreement referred to in Section 1.7 by an amount not to exceed Five Thousand Dollars ($5,000) per month as a set-off against amounts otherwise payable jointly by Denton and Lunardo in respect of such aggregate $700,000 indemnification obligation. Further, as regards the indemnification obligation of the Seller, Denton and Lunardo for any amounts in excess of $700,000 (but not in excess of an aggregate of $900,000), those amounts shall not be payable jointly by Denton and Lunardo, but shall be recoverable by the Buyer only by reducing the monthly amounts payable by it as rent under the Commercial Lease Agreement referred to in Section 1.7 by an amount not to exceed Five Thousand Dollars ($5,000) per month. For purposes of clarification, in no event shall the reduction in monthly amounts payable to Denton and Lunardo as rent under the Commercial Lease Agreement pursuant to this Section 8.4 exceed Five Thousand Dollars ($5,000) per month in the aggregate.

     8.4.1      In  the  event  of any claim by a predecessor  in
          interest to the Seller arising out of acts or circumstances covered by the insurance referred to in Paragraph 4.4 herein, to the extent any insurance proceeds are available to Seller, Denton or Lunardo after payment of any and all losses or liabilities incurred by Seller, Denton or Lunardo, the Seller, Denton or Lunardo shall pay and assign any such excess insurance proceeds to Buyer.

                           ARTICLE IX

                           TERMINATION

      9.1 Termination of Agreement. Unless the Closing Date is extended by mutual written agreement of the parties, this Agreement will automatically terminate if the Closing does not occur by the close of business on March 31, 2005. Further, the Buyer and the Seller may terminate this Agreement as provided below:

      (a) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

      (b) the Buyer may terminate this Agreement by giving written notice to the Seller on or before the Closing Date if the Buyer is not in its sole discretion satisfied with the results of its continuing business, legal, and accounting due diligence regarding the Seller.

      (c) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (i) in the event the Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before March 31, 2005 by reason of the failure of any condition precedent under Article VI hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

      (d) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before March 31, 2005, by reason of the failure of any condition precedent under Article VII hereof (unless the failure results primarily from the Seller, Denton or Lunardo breaching any representation, warranty, or covenant contained in this Agreement); and

     (e) the Seller may terminate this Agreement by written notice to the Buyer upon the occurrence of any of the following events: (1) any voluntary petition in bankruptcy or any petition for similar relief is filed by the Buyer; (2) any involuntary petition in bankruptcy is filed against the Buyer and such petition has not been dismissed within sixty (60) days from the filing thereof; (3) a receiver is appointed for the Buyer or any material portion of the property of the Buyer; (4) the Buyer makes an assignment for the benefit of creditors; (5) the Buyer admits in writing its inability to meet its debts as they become due.

      9.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any party to any other party (except for disposition of the Deposit in accordance with the terms and conditions set forth herein and the liability, if any, of any party then in breach).

                            ARTICLE X

                    MISCELLANEOUS PROVISIONS

      10.1 Change of Name. Promptly after the Closing, Seller shall change its name to a name, which is not confusingly similar to "Optometrics".

      10.2 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered in hand or mailed, postage prepaid, by certified or registered mail or sent by Federal Express or comparable courier to the parties at their addresses set forth in the preamble hereto or to such other address of which any party may by certified mail notify the other. Notwithstanding the foregoing, copies of all of the foregoing sent or given to the Seller, Denton or Lunardo also shall be sent or given to their counsel:
Charles Verbisky, Esq., 425 Winter Street, Walpole, MA. 02081, telephone: 617-872-4215, facsimile: 508-660-6775 and
email:cverbisky@aol.com and copies of all of the foregoing sent or given to the Buyer also shall be sent or given to its counsel:
Gerald Chalphin, Esq., 427 E. Mt. Pleasant Avenue, Philadelphia, PA 19119, telephone: 215-248-1113, facsimile: 215-248-1113 and email: gchalphin@verizon.net.

      10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts excluding its conflict of laws provisions. Exclusive venue and jurisdiction for all purposes hereunder shall be the state and/or federal courts located in the Commonwealth of Massachusetts and the parties hereto hereby consent to such exclusive venue and jurisdiction and irrevocably waive their right to argue forum non conveniens with respect thereto.

       10.4 Entire Agreement. This Agreement, including the schedules referred to herein, together with the Commercial Lease Agreement and Employment Agreements are complete and all promises, representations, understandings, warranties and agreements with respect to the subject matter hereof, and all inducement to the making of this Agreement relied upon by any party hereto, have been expressed herein and therein. This Agreement may not be modified or amended except in writing signed by the parties hereto.

      10.5 Broker or Finder. Seller, Denton, Lunardo and Buyer warrant and represent to each other that no person or persons assisted the negotiation of this Agreement in the capacity of broker or agent or finder. Seller, Denton, Lunardo and Buyer agree to indemnify and hold each other harmless from and against any loss, damage, cost or expense, including reasonable attorneys' fees and expenses incurred by either party as a result of the other party's breach of the foregoing warranty and representation.

      10.6 Expenses. Each of the parties hereto will bear its own legal fees, consulting or professional fees and other expenses incurred in connection with this Agreement or any transaction contemplated by this Agreement.

      10.7 Binding Agreement and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit to the parties hereto and their respective heirs, successors and assigns, but, except to the extent permitted by the next sentence, neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other. Without limiting the generality of the foregoing, the Buyer may assign all or any part of its rights and delegate all or any part of its obligations under this Agreement to its wholly-owned subsidiary, Optometrics Corporation; provided, however, that notwithstanding any such assignment or delegation, the Buyer shall nonetheless be liable for the full and faithful performance of such obligations.

     Executed under seal as of the date and year first above written.

SELLER:                            BUYER:

OPTOMETRICS LLC                    DYNASIL CORPORATION OF AMERICA

By:        /s/ Frank Denton
     Frank Denton, Member          By:       /s/ Craig T. Dunham
                                        Craig T. Dunham
By:       /s/ Laura Lunardo             President and Chief
     Laura Lunardo, Member              Executive Officer

            /s/ Frank Denton
     Frank Denton, Individually

           /s/ Laura Lunardo
     Laura Lunardo, Individually


                            SCHEDULES

Schedule 1(a)(ii)   Inventory
Schedule 1(a)(iii)  Trademarks, Tradenames
Schedule 1(a)(iv)   Intellectual Property
Schedule 1(a)(v)    Personal Property
Schedule 1(a)(vi)   Customer List, etc.
Schedule 1(a)(vii)  Customer Contracts
Schedule 1(a)(ix)   Prepaid Expenses
Schedule 1(a)(x)    Assumed Agreements
Schedule 1(a)(xi)   Receivables
Schedule 1(a)(xii)  Bank and Securities Accounts, etc.
Schedule 1(a)(xiii) Other Assets
Schedule 1.2(a)     Assumed Liabilities
Schedule 1.2(c)     Capital Lease/Purchase Agreements
Schedule 1.9        Allocation of Purchase Price
Schedule 2.6        Exceptions to No Violations
Schedule 2.9        Exceptions to Good Title
Schedule 2.14       Litigation and Claims
Schedule 2.17       Insurance Policies
Schedule 2.23       Employee Benefit Plans
Schedule 2.24       Tax Liens, Reserves
Schedule 2.25       Environmental Matters
Schedule 2.26       Customers and Suppliers
Schedule 2.27       Employment
Schedule 2.28       Related Party Transactions
Schedule 2.30       Location of Purchased Assets

                            EXHIBITS

Exhibit A General Bill of Sale and Assignment
Exhibit B Form of Commercial Lease Agreement
Exhibit C Instrument of Assumption
Exhibit D Form of Employment Agreements